                                    DELAWARE
                                ---------------      PAGE 1
                                The First State


I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OR "INTERNATIONAL COMMERCE DEVELOPMENT CORP.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF OCTOBER, A.D. 2003, AT 1:44 O'CLOCK P.M.


3721644 8100                                 /s/ Harriet Smith Windsor
040253249                                    -----------------------------

                                                  DATE: 04-06-04

                          CERTIFICATE OF INCORPORATION

         FIRST: The name of this corporation shall be INTERNATIONAL COMMERCE DEVELOPMENT CORP.

         SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is THE COMPANY CORPORATION.

         THIRD: The Purpose or purposes of the corporation shall be:

                   To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is: Fifty Million (50,000,000) shares with a par value of $.001 per share.

         FIFTH: The name and address of the incorporator is as follows:

                         Denise L. Robinson
                         2711 Centerville Road
                         Suite 400
                         Wilmington, Delaware 19808

         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 30th day of October, 2003.

                                                        /s/ Denise L. Robinson
                                                        ------------------------
                                                        Name: Denise L. Robinson
                                                        Incorporator